Exhibit 10.32

Theravance, Inc.

Cash Bonus Program, amended effective as of February 28, 2007

Theravance’s Cash Bonus Program is based on performance measured against specific goals and objectives.  The program is designed to provide incentives for employees to meet and exceed individual, department and corporate goals as well as encourage teamwork among the disciplines within the company and reward those who significantly impact corporate results. All employees are eligible to participate in the Cash Bonus Program.

Each year the Compensation Committee assesses the Company’s performance measured against the corporate goals.  Depending on the Committee’s conclusion, a bonus pool is established and is allocated among the departments pro rata. Bonus percentage guidelines are then developed by Senior Management.  In general, however, the maximum bonus amounts as a percentage of base salary are as follows:

Grades 1-6	Determined Annually
Grades 7-9	10%
Grade 10	15%
Grades 11-12	20%
Vice President	25%
Senior Vice President	40%
Executive Vice President	40%
Chief Executive Officer	50%

Managers have the discretion of allocating bonuses based on the highest percentage designated and total available bonus pool.  Any exceptions require CEO approval.